Exhibit 5.1

August 28, 2006

Satellite Security Corporation

6779 Mesa Ridge Road, Suite 100

San Diego, California 92121

Re:	Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to Satellite Security Corporation, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form SB-2 (the “Registration Statement”) of the Company relating to the registration of 112,178,568 shares (the “Shares”) of Company’s Common Stock, $.001 par value (the “Common Stock”).

As counsel to the Company, we are familiar with all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company’s Certificate of Incorporation and By-laws, each as amended to date, the corporate minutes and other proceedings and records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion. Based upon the foregoing, it is our opinion that the Shares are duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference of our name in the prospectus under the name “Legal Matters.”

Respectfully submitted,

/s/ DUANE MORRIS LLP